Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is between SHENTEL MANAGEMENT COMPANY, a Virginia corporation (the “Company”) and «Name» (the “Executive”). Certain capitalized terms used in this Agreement are defined in Section 7.

WHEREAS, the Company acknowledges that the Executive has made, and is expected to make, significant contributions to the growth and success of the Company and its affiliates; and

WHEREAS, the Company recognizes that the possibility of a termination of the Executive’s employment may contribute to uncertainty on the part of the Executive with respect to the Executive’s continued employment and may result in the distraction of the Executive from the Executive’s responsibilities to the Company and its affiliates; and

WHEREAS, the Company desires to provide the Executive protection against certain terminations of employment on the terms and subject to the conditions stated in this Agreement; and

WHEREAS, the Company is willing to provide such assurances only in accordance with the terms and conditions of this Agreement and most especially in exchange for the Executive’s covenants and promises set forth in Section 4(d) and Section 8 of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement and the compensation and benefits the Company agrees herein to pay to the Executive and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.       Effective Date. The Effective Date of this Agreement is January 1, 2020.

2.       Term of Agreement. The Initial Term of this Agreement begins on the Effective Date and ends on December 31, 2021. Commencing on January 1, 2022, and on each January 1 thereafter, the term of this Agreement shall be automatically extended for one additional year unless the Company or the Executive, at least ninety days before such date, shall have given written notice that the Company or the Executive does not wish to extend this Agreement. For purposes of this Agreement, the word “Term” means the Initial Term and the period of any extension pursuant to the preceding sentence or the following sentence. Notwithstanding the preceding sentences, if a Control Change Date occurs during the Term, the Term of this Agreement shall not end before the day that is eighteen months after the Control Change Date (or the day that is eighteen months after the last Control Change Date that occurs during the Term if more than one Control Change Date occurs during the Term).

3.       Right to Receive Severance Benefits. The Executive shall be entitled to receive the severance benefits described in Section 4(b) or (c), as applicable, if (a) the Executive remains in the continuous employ of the Company or its affiliates from the Effective Date until the date of the Executive’s Covered Termination; (b) the date of the Executive’s Covered Termination is during the Term; (c) the Executive provides the Company a general release and waiver of claims (the “Release”) in accordance with Section 5 of this Agreement and (d) the Executive complies with the Executive’s covenants and promises set forth in Section 4(d) and Section 8 of this Agreement.

4.       Severance Benefits.

(a)       Upon a termination of the Executive’s employment with the Company and its affiliates for any reason, the Executive shall be entitled to receive the “Standard Termination Benefits” as set forth in this Section 4(a). The Standard Termination Benefits are (i) payment of any compensation (including base salary and cash bonus for the year immediately preceding the year of termination) that is earned but unpaid as of the date the Executive’s employment ends, (ii) payment for any vacation or paid time off that is earned but unused as of the date the Executive’s employment ends, (iii) reimbursement of expenses in accordance with the Company’s expense reimbursement policy for expenses incurred prior to, and that remain unpaid on, the date the Executive’s employment ends and (iv) the rights, if any, that the Executive has under any stock options or other equity awards that are outstanding on the date the Executive’s employment ends, as determined under the agreements evidencing such awards. The Standard Termination Benefits described in clauses (i) through (iii) shall be paid in a single cash payment within thirty days after the date the Executive’s employment ends and the applicable award agreement(s) shall govern the Executive’s rights under any awards described in clause (iv).

(b)       If all of the requirements of Section 3 of this Agreement are satisfied and a Control Change Date has not occurred before the date of the Executive’s Covered Termination, then, subject to Section 4(d) of this Agreement, the Company shall pay the Executive the severance benefits set forth in clauses (i) and (ii) below.

(i)       The Company shall pay the Executive an amount equal to one times the Executive’s annual base salary as in effect on the date the Executive’s employment ends (but disregarding any reduction in base salary that constitutes Good Reason). The Company shall pay that amount in installments in accordance with the Company’s regular payroll policy. Subject to Section 10(c) of this Agreement, the first installment shall be payable on the first regular payroll date for the Executive that is at least ten days after the Release Effective Date; provided, however, that if the sixty day period in which the Executive may furnish the Release begins in one calendar year and ends in the following calendar year, then the first installment shall be payable on the first regular payroll date for the Executive that occurs in the second calendar year and that is after the Release Effective Date. The installment payments shall continue thereafter in accordance with the Company’s regular payroll policy until all of the amount payable under this Section 4(b)(i) has been paid or, if applicable, until the date that the Executive forfeits the right to receive such payment in accordance with Section 4(d) or Section 6.

(ii)       If the Executive is enrolled in the Company’s health insurance plan on the date the Executive’s employment ends and if the Executive elects to continue such coverage under COBRA, the Company will reimburse the Executive for a portion of the COBRA premiums paid by the Executive. The amount of the COBRA premium that the Company will reimburse is equal to the monthly premium that the Company pays for active employees for the same type and level of coverage. The Company will reimburse the Executive for this amount until the first to occur of (a) the end of the twelfth month of the Executive’s COBRA coverage, (b) the date that the Executive is no longer eligible for continued health plan coverage under COBRA, (c) the date that the Executive is eligible for coverage under another group health plan (as defined in the COBRA regulations) or (d) the date that the Executive forfeits the right to receive such payment in accordance with Section 4(d) or Section 6. Each reimbursement payment shall be paid to the Executive in the month after the month in which the Executive paid the COBRA premium. If the Executive is entitled to continued health plan coverage under COBRA for a period after the Executive is entitled to reimbursement of the COBRA premiums, the Executive will be responsible for the payment of the entire COBRA premium (without reimbursement). The period in which the Company reimburses the Executive for a portion of the COBRA premium will count towards the period of coverage required under COBRA.

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(c)       If all of the requirements of Section 3 of this Agreement are satisfied and a Control Change Date has occurred on or before the date of the Executive’s Covered Termination, then, subject to Section 4(d) of this Agreement, the Company shall pay the Executive the severance benefits set forth in clauses (i), (ii) and (iii) below.

(i)        The Company shall pay the Executive an amount equal to one times the Executive’s annual base salary as in effect on the date the Executive’s employment ends (but disregarding any reduction in base salary that constitutes Good Reason). The Company shall pay that amount in accordance with, and subject to, the terms and conditions described in Section 4(b)(i) of this Agreement.

(ii)       The Company shall pay the Executive an amount equal to one times the Executive’s “target” annual incentive bonus for the year in which the Executive’s employment ends. The Company shall pay that amount (together with the amount described in Section 4(c)(i) of this Agreement) in accordance with, and subject to, the terms and conditions described in Section 4(b)(i) of this Agreement.

(iii)       If the Executive is enrolled in the Company’s health insurance plan on the date the Executive’s employment ends and if the Executive elects to continue such coverage under COBRA, the Company will reimburse the Executive for a portion of the COBRA premiums paid by the Executive in accordance with, and subject to, the terms and conditions described in Section 4(b)(ii) of this Agreement.

All payments that are made under this Section 4 shall be reduced by applicable income and employment tax withholdings.

(d)       No further payments or benefits will be provided under Section 4(b) or 4(c) of this Agreement after the date that the Executive becomes employed by, or provides services to, a Buyer. The Company has entered into this Agreement in reliance of the Executive’s covenant that the Executive will give prompt written notice to the Company if the Executive becomes employed by, or provides services to, a Buyer. The Executive agrees and covenants that the Executive will give the Company written notice as required by this Section 4(d).

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5.       Release. No payments will be made to the Executive under Section 4(b) or 4(c) unless the Executive provides the Release in accordance with this Section 5. The Company will provide the form of Release to the Executive. The Executive cannot sign the Release before the date of the Executive’s Covered Termination. The Executive must deliver the executed Release to the Company no later than the sixtieth day after the date of the Executive’s Covered Termination and the Release must become effective and irrevocable no later than the sixtieth day after the date of the Executive’s Covered Termination. The date that the Release becomes effective and irrevocable is the “Release Effective Date.”

6.       Forfeiture of Benefits. No additional benefits shall be payable under Section 4(b) or 4(c) after the date that the Executive breaches any of the Executive’s covenants and promises set forth in Section 8. If the Executive breaches any of the Executive’s covenants and promises set forth in Section 8, the Executive shall be liable to the Company for the repayment of any amounts previously paid to the Executive under Section 4(b) or 4(c) on or after the date of the Executive’s breach. No additional benefits shall be payable under Section 4(b) or 4(c) as described in Section 4(d) of this Agreement.

7.       Certain Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

(a)       Buyer means the purchaser or acquirer in a Transaction.

(b)       Cause means any of (i) the Executive’s failure to perform a material duty or the Executive’s breach of a material and written policy of the Company or its affiliate other than by reason of mental or physical illness or injury, (ii) the Executive’s breach of the Executive’s fiduciary duties to the Company or its affiliate, (iii) conduct of the Executive that is demonstrably and materially injurious to the Company or its affiliate, monetarily or otherwise including, but not limited to, damage to the reputation or standing in the industry of the Company or its affiliate; provided, that in the cases of the foregoing clauses (i) through (iii), that following written notice from the Company describing any such act, omission or event, such act, omission or event is not cured, to the reasonable satisfaction of the Company, within thirty days after such notice is received by the Executive, or (iv) the Executive’s conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude or fraud or dishonesty involving assets of the Company or its affiliate.

(c)       Change in Control has the same meaning as such term is defined in Section 1.04 of the Shenandoah Telecommunications Company 2014 Equity Incentive Plan except that for purposes of Section 1.04(4) therein, the phrase “at least sixty percent (60%) of the Company’s assets” shall be substituted for “all or substantially all of the Company’s assets.” For the avoidance of doubt, more than one Change in Control may occur during the Term, e.g., if a Change in Control occurs on account of the sale of at least sixty percent (60%), but less than all, of Shenandoah Telecommunications Company’s assets, a subsequent sale of at least sixty percent (60%) of the remaining assets of Shenandoah Telecommunications Company also shall be a Change in Control.

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(d)       COBRA means the group health plan coverage continuation requirements of Section 4980B of the Code.

(e)       Code means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(f)       Control Change Date means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

(g)       Covered Termination means, except as provided in the two following sentences, an involuntary termination of the Executive’s employment with the Company and its affiliates by the Company for a reason other than Cause or, on or after a Control Change Date, the Executive’s resignation from employment with the Company and its affiliates with Good Reason. A cessation of the Executive’s employment with the Company and its affiliates on account of the Executive’s death or Disability is not a Covered Termination. A cessation of the Executive’s employment with the Company and its affiliates is not a Covered Termination if (i) such employment ends in connection with, or related to, a Transaction and (ii) the Executive accepts an offer of employment or becomes an employee or otherwise provides services to the Buyer.

(h)       Disability means that the Executive meets the requirements for benefits under the Company’s long term disability program, without regard to any waiting or elimination period.

(i)       Good Reason means, without the Executive’s consent, any of (i) the Company’s material breach of the terms of any written agreement between the Company or its affiliate and the Executive, (ii) a material diminution in the Executive’s duties, functions and responsibilities to the Company and its affiliates; provided, however, that a material diminution in the Executive’s duties, functions and responsibilities shall not occur solely because Shenandoah Telecommunications Company does not have common stock or other securities that are publicly traded, (iii) the Company or an affiliate prevents the Executive from fulfilling or exercising the Executive’s material duties, functions and responsibilities, (iv) a more than ten percent (10%) reduction in the Executive’s base salary or annual bonus opportunity other than a reduction in base salary or annual bonus opportunity that is proportionate to the reduction in base salary and annual bonus opportunity for similarly situated executives of the Company or its affiliates or (v) a requirement that the Executive relocate the Executive’s employment more than fifty miles from the location of the Executive’s principal office on the date of this Agreement. The Executive’s resignation shall not be deemed a resignation with Good Reason (and will not be a Covered Termination) unless the Executive gives the Company written notice (delivered within thirty days after the Executive knows of the event, action, etc. that the Executive asserts constitutes Good Reason), the event, action, etc. that the Executive asserts constitutes Good Reason is not cured, to the reasonable satisfaction of the Executive, within thirty days after such notice and the Executive resigns effective not later than thirty days after the expiration of such cure period.

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(j)       Transaction means a disposition, merger, spinoff or sale of the assets or similar transaction by, or involving, the Company or any affiliate, subsidiary, division or business segment of the Company or its affiliate for which the Executive is employed by, or providing services to, on the date of such transaction, regardless of whether such transaction constitutes a Change in Control.

8.       Covenants. As a condition to the Company’s willingness to enter into this Agreement, the Executive agrees to the covenants set forth in this Section 8. The Executive further agrees that the covenants set forth in Sections 8(a) and 8(b) shall apply during the Executive’s employment with the Company or its affiliate and during any period in which the Executive receives payments or benefits under Section 4(b) or 4(c) of this Agreement. The Executive further agrees that the covenants set forth in Sections 8(c), 8(d), 8(e) and 8(f) shall apply during the Executive’s employment with the Company or its affiliate and thereafter.

(a) Non-Competition. The Executive shall not, without the Company’s prior written consent, directly or indirectly engage in, have any equity interest in, or manage or control any Competitive Business; provided, however, that: (i) the Executive shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than 5% of the outstanding interest in such a Competitive Business; and (ii) the Executive shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by the Executive and in which he has less than a 5% interest. For purposes of this Agreement, the term “Competitive Business” shall mean a business that provides telecommunications services to customers in a location in which the Company or an affiliate provides the same or similar telecommunications services to customers.

(b) Non-Solicitation. The Executive will not, directly or indirectly, recruit or otherwise solicit or induce any employee, director, consultant, customer, vendor or supplier of the Company or its affiliate to terminate his, her or its employment or arrangement with the Company or its affiliate or otherwise change his, her or its relationship with the Company or its affiliate.

(c) Confidentiality. The Executive shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his or her benefit or the benefit of any person, firm, corporation or other entity, any confidential or proprietary information or trade secrets or inventions or trademarks or other intellectual property of, or relating to, the Company without the prior written authorization of the Company. Notwithstanding anything herein to the contrary, nothing shall prohibit the Participant from disclosing any information that is generally known by the public.

(d) Non-Disparagement. The Executive will not criticize, defame, be derogatory toward or otherwise disparage the Company or its affiliate (or the past, present and future officers, directors, stockholders, attorneys, agents, representatives or employees of the Company or its affiliates), or its or their business plans or actions, to any third party, either orally or in writing; provided, however, that neither this provision nor any other provision of this Agreement will preclude the Executive from giving testimony in response to a lawful subpoena or preclude any conduct protected under 18 U.S.C. Section 1514A(a) or any similar state or federal law providing “whistleblower” protection to the Participant.

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(e)       Return of Company Property. Upon the Executive’s termination of employment or upon the request of the Company at any time and for any reason, the Executive will immediately return to the Company all originals and copies of all documents of the Company and its affiliates and all other property of the Company or an affiliate including, without limitation, keys, computer files, database information, financial statements, budgets and forecasts and any similar information, gas cards, credit cards, computers, mobile telephones and wireless handsets. The Company also reserves the right to restrict the Executive’s access to computer, information or operating systems of the Company or its affiliates as the Company deems appropriate.

(f)       Cooperation. The Executive agrees to cooperate in good faith with respect to the defense or prosecution of any litigation, investigation or other legal proceeding involving the Company or an affiliate that relates to the time period in which the Executive was employed by the Company or an affiliate. In accordance with the Company’s business expense policy, the Company will promptly reimburse the Executive for the out-of-pocket expenses incurred by the Executive in connection with such cooperation.

(g)       Rights and Remedies Upon Breach. The Executive acknowledges and agrees that any breach by the Executive of any of the provisions of this Section 8 (the “Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Covenants, the Company and its affiliates shall have the right and remedy to have the Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, under Section 6 of this Agreement or the recovery of damages). The existence of any claim or cause of action by the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of the Covenants.

(h)       Severability. The Executive acknowledges and agrees that the Executive has had an opportunity to seek the advice of counsel in connection with this Agreement; and that the Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

(i)       Duration and Scope of Covenants. If any court of competent jurisdiction determines that any of the Covenants or any part thereof are unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

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9.         Code Section 280G. Notwithstanding any other provision of this Agreement, if it is determined that benefits or payments payable under this Agreement, taking into account other benefits or payments provided under other plans, agreements or arrangements would subject the Executive to tax under Code section 4999 such payments shall be reduced as provided in, and to the extent required by, the Section 14.04 of the Shenandoah Telecommunications Company 2014 Equity Incentive Plan.

10.       Code Section 409A.

(a) This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. If any provision of this Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Company and without requiring the Executive’s consent, in such manner as the Company determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A; provided, however, that in exercising its discretion under this Section 10, the Company shall modify this Agreement in the least restrictive manner necessary. Each payment under this Agreement shall be treated as a separate identified payment for purposes of Section 409A.

(b)       With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following limitations: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made as specified in this Agreement and in no event later than the end of the year after the year in which such expense was incurred and (iii) the right to reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit.

(c)        If a payment obligation under this Agreement arises on account of the Executive’s termination of employment and to the extent that such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation section 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Executive’s “separation from service” (determined in accordance with Treasury Regulation Section 1.409A-(h)) provided, however, that if the Executive is a “specified employee” (determined in accordance with Treasury Regulation Section 1.409A-1(i)), any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Executive’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

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11.       No Employment Rights. Nothing in this Agreement confers on the Executive any right to continuance of employment or service by the Company or its affiliate. Nothing in this Agreement interferes with the right of the Company or its affiliate to terminate the Executive’s employment or service at any time for any reason, with or without Cause, subject to the requirements of this Agreement. Nothing in this Agreement restricts the right of the Executive to terminate the Executive’s employment with the Company and its affiliates at any time, for any reason, with or without Good Reason.

12.       Governing Law. The laws of the Commonwealth of Virginia shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to any conflict of laws principles that may require the application of the laws of another jurisdiction.

13.       Binding Agreement. This Agreement shall be binding on and inure to the benefit of, and be enforceable by or against the Company and its successors and the Executive (and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees). If the Executive dies while any amount remains payable to the Executive under this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devises, legatee or other designee, of if there is none, to the Executive’s estate.

14.       No Assignment. Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt to effect any such action shall be null, void and no effect.

15.       Entire Agreement. This Agreement expresses the whole and entire agreement between the parties and supersedes and replaces any prior agreement, offer letter, understanding or arrangement (whether oral or written) by or between the Company or its affiliate and the Executive with respect to the payment of severance benefits to the Executive. The Executive understands, acknowledges and agrees that the Executive is not eligible to participate in, or receive benefits under, the Shentel Management Company Severance Plan.

16.       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together constitute on and the same instrument.

17.       Modification of Agreement. Subject to the right of the Company to modify this Agreement in accordance with Section 10 of this Agreement, no waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties unless such waiver or modification is in writing, duly authorized and executed.

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18.       Notices. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose of notice to the other party:

If to the Company:	Shentel Management Company
Attention: General Counsel
P. O. Box 459
500 Shentel Way
Edinburg, Virginia 22824

If to the Executive:	«Name»
«Address_1»
«Address_2»

Each notice, request or other communication shall be effective if (i) given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid and addressed as set forth above or (ii) if given by other means, when delivered at the address prescribed by this Section 18.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Executive

«Name»

Dated:

Shentel Management Company

«Co_Signer»
«Co_Signer_Title»

Dated:

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